Law  Offices
HOLLAND  &  KNIGHT  LLP

                                             Atlanta                     Orlando
                                             Boston                   Providence
                                             Fort  Lauderdale     San  Francisco
701  Brickell  Avenue                        Jacksonville        St.  Petersburg
Suite  3000                                  Lakeland                Tallahassee
P0.  Box  015441  (ZIP  33101-5441)          Melbourne                     Tampa
Miami,  Florida  33131                       Mexico  City       Washington,  DC.
                                             Miami             West  Palm  Beach
                                             New  York
305-374-8500                                 Virginia
FAX  305789.7799
http://www.hklaw.com




                                  May 11, 2000

cyberoad.com  Corporation
Oficentro  Sabana  Sur
Edificio  7,  5  Piso
San  Jose,  Costa  Rica

Ladies  and  Gentlemen:

     On February 24, 2000, cyberoad.com Corporation, a Florida corporation (the "Company"), filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the sale of up to 4,713,745 shares of the Company's Common Stock. The Registration Statement, as amended, relates to the sale by certain selling shareholders (the "Selling Shareholders") of up to 13,37 3,395 Shares of the Company's Common Stock, par value $000001 per share (the "Shares") We have not represented the Company in connection with the preparation and filing of the Registration Statement.

     In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company; (ii) actions of the Board of Directors of the Company authorizing the issuance of the Shares and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations~ we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and .the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

     Based upon the foregoing examination, we are of the opinion that the Shares, excluding shares of the Company's Common Stock which underlie stock

May  11,  2000  Page  2


options issued to Thomson Kernaghan & Co. Limited ("Option Shares"), have been duly and validly authorized and issued and are fully paid and nonassessable. The Option Shares have been duly and validly authorized and will be fully paid and nonassessable when issued and when the Company receives the par value for such shares.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                                      Sincerely,

                                                    /s/  Holland  &  Knight  LLP
                                                       HOLLAND  &  KNIGHT  LLP